                                                                    EXHIBIT 11.1

                               ETEC SYSTEMS, INC.
            COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED        YEAR ENDED
                                          --------------------   -------------------
                                           JULY 31,   JULY 31,   JULY 31,   JULY 31,
                                             1996       1995       1996       1995
                                          ---------   --------   --------   --------
Weighted average common shares
 outstanding                                 18,397        839     16,554        839

Common equivalent shares from options,
 warrants, and convertible preferred
 stock (1)                                        -      4,524          -      4,524

Weighted average common equivalent
 shares from convertible preferred
 stock, calculated using
 if-converted method                              -      8,026          -      8,026

Weighted average common stock
 equivalents calculated by the treasury
 stock method applied to options and
 warrants issued                              1,526      1,205      1,742      1,205
                                            -------    -------    -------    -------
Weighted average common shares and
 equivalents                                 19,923     14,594     18,296     14,594
                                            =======    =======    =======    =======
Net income                                  $15,015    $ 5,918    $36,861    $ 9,936
                                            =======    =======    =======    =======
Net income per share                        $  0.75      $0.41    $  2.02      $0.68
                                            =======    =======    =======    =======
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(1) PURSUANT TO THE REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION,
COMMON EQUIVALENT SHARES RELATING TO STOCK OPTIONS AND WARRANTS, USING THE
TREASURY STOCK METHOD AND THE ASSUMED INITIAL PUBLIC OFFERING PRICE OF $9.50 PER
SHARE, AND COMMON EQUIVALENT SHARES FROM CONVERTIBLE PREFERRED STOCK, USING THE
IF-CONVERTED METHOD, ISSUED DURING THE YEAR PRIOR TO THE IPO ARE INCLUDED IN THE
COMPUTATION FOR THE QUARTER AND YEAR ENDED JULY 31, 1995.